O’Sullivan Industries Announces the Closing of
$100 Million Senior Secured Notes Offering

Lamar, MO, October 2, 2003 O’Sullivan Industries, Inc, a leading manufacturer of ready-to- assemble furniture, today announced the closing of a $100 million senior secured notes offering and a new $40 million senior secured revolving credit facility.

The net proceeds of the refinancing transaction were used to pay off O’Sullivan’s existing $88.3 million secured credit facility, as well as pay for related fees and expenses. The refinancing transaction includes:

•	$100 million in senior secure notes that were issued at a price of 95.0%, mature on October 1, 2008 and pay interest at a rate of 10.63% per annum, payable semi-annually on January 15 and July 15. The notes may be redeemed at any time on or after October 1, 2006. The notes are guaranteed by O’Sullivan Industries Holdings, Inc. and all of our existing and future domestic subsidiaries. The notes are secured by a first-priority security interest in and lien on substantially all of the assets of O’Sullivan and its subsidiaries other than accounts receivable, inventory, deposit accounts, the capital stock of O’Sullivan’s subsidiaries, certain books and records and certain licenses. The notes are also secured by a second-priority security interest in and lien on substantially all of the accounts receivable, inventory, certain books and records and certain licenses of O’Sullivan and its subsidiaries. O’Sullivan Industries Holdings, Inc. also pledged the stock of O’Sullivan Industries, Inc. to secure the notes.

•	$40 million revolving credit provided by GE Global Sponsor Finance that is secured by a first-priority security interest in and lien on substantially all of the accounts receivable, inventory, deposit accounts, certain books and records and certain licenses of O’Sullivan and its subsidiaries. The notes are also secured by a second-priority security interest in and lien on substantially all of O’Sullivan’s other assets, other than the capital stock of O’Sullivan’s subsidiaries. We anticipate that the borrowing base will approximate the $40 million credit line. At closing, the new credit agreement was undrawn; however, we had approximately $14.0 million of letters of credit issued against the credit agreement.

Richard Davidson, president and chief executive officer stated, “The refinancing transaction solidifies O’Sullivan Furniture’s capital structure, as well as improves our financial flexibility by eliminating our debt amortization under the old credit facility and removing the quarterly financial covenant burdens. Additionally, this transaction increases the amount of credit available from our revolving credit agreement, and extends the maturity date of our indebtedness until 2008.”

The senior secured notes were offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 and to non-U.S. persons in reliance on Regulation S under the Securities Act of 1933. At the time of the offering, the senior notes were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes described above, nor shall there be any sale of those notes in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This announcement is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

The forward-looking statements in this release involve risks and uncertainties that are dependent upon a number of factors such as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations, and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those expressed in the forward-looking statements. Please review the Company’s 10-K and most recent 10-Q reports filed with the Securities and Exchange Commission.

For more information contact:
Phillip J. Pacey, Sr. Vice President and CFO (417) 682-8312